Immediate Release
CONTACTS
Media: Brian Dowling, 925-467-3787, Brian.Dowling@Safeway.com
Investors: Christiane Pelz, 925-467-3832, Christiane.Pelz@Safeway.com

Safeway Announces Retirement of Retail Operations EVP
Bruce Everette
Kelly Griffith, the Company's President of Merchandising, Named as Successor

PLEASANTON, Calif. - March 15, 2013 - Safeway Inc. (NYSE: SWY) announced today that Bruce Everette (61) is retiring as Executive Vice President, Retail Operations after a distinguished 44-year career at Safeway. Kelly Griffith (49), currently the President of Merchandising, has been chosen to succeed Everette.

Mr. Everette's career began in 1968 as a clerk in Virginia. He then worked his way up the retail management ranks, holding positions in several geographies, including Oklahoma, Arizona, Illinois and Northern California. He was named President of the company's Phoenix Division in 1995 and, three years later, became President of the Northern California Division. He was named Executive Vice President of Retail Operations in 2001.

Throughout his career, Mr. Everette has been involved with numerous philanthropic organizations. Easter Seals honored him with the State Board of Virginia Pasture Award for Outstanding Leadership. He also received a Lifetime Achievement Award from the Muscular Dystrophy Association and the Distinguished Citizen Award from the Boy Scouts of America.

In 1997 Mr. Everette was honored as Arizona's Retailer of the Year. The University of Southern California named him Food Industry Executive of the Year in 2006. Last year the food industry inducted him into the California Grocer's Association's Educational Foundation Hall of Achievement.

“We are deeply grateful to Bruce for his significant and lasting contribution to our company's success,” said Chairman and Chief Executive Officer Steve Burd. “He is the consummate operating executive whose results and people-oriented approach to the business leave an unmistakable imprint on who we are as a company.”

Safeway President Robert Edwards added, “Bruce will be missed, and we wish him and his wife, Lyn, happiness and fulfillment in the next chapter of their lives.

Mr. Griffith brings 33 years of experience and leadership to his new role. After working his way through a range of retail store management assignments, he was assigned to Corporate Retail Operations in 1999 and named Vice President the following year. Mr. Griffith was promoted to Vice President, Retail Operations in the Seattle Division in 2001, then returned to the corporate office as Senior Vice President, Produce and Floral in 2004.  He was promoted to Portland Division President in 2005 and returned to corporate in 2008 as President, Perishables. In 2010 he was named President of Merchandising.

“Over the years Kelly has assumed increasing responsibility at both Division and Corporate levels,” Mr. Edwards said. “He is a well-rounded executive with a deep background in marketing and retail,

and he is ready to lead our Retail Operations to further success. I am extremely pleased to have an executive with Kelly's experience ready to step up to fill this important role.”

 ABOUT SAFEWAY www.Safeway.com
Safeway Inc. is a Fortune 100 company and one of the largest food and drug retailers in North America, based on sales. The company operates 1,641 stores in the United States and western Canada and had annual sales of $44.2 billion in 2012. The company's common stock is traded on the New York Stock Exchange under the symbol SWY.

-End-